Exhibit 99.1

Thor Industries Net Sales Up 36%, Gross Profit Margin Improved By 240 Basis Points And Earnings Per Share Up 358% For The Second Quarter Of Fiscal 2021

THOR expects continued Company and RV industry expansion even after the pandemic ends

- Net sales for the second quarter were $2.73 billion, an increase of 36.2% as compared to the second quarter of the prior year. Second-quarter results include $1.95 billion in North American RV net sales and $733.5 million in European RV net sales.

- Consolidated gross profit margin for the second quarter was 15.2%, a 240 basis point improvement over the prior-year period.

- Net income attributable to THOR for the second quarter increased 362.2% to $132.5 million, or $2.38 per diluted share, as compared to $0.52 per diluted share in the same period of the prior year.

- Consolidated RV backlog as of January 31, 2021 was $10.81 billion, an increase of nearly 280% over RV backlog as of January 31, 2020.

- During the quarter, THOR acquired the Tiffin Group, comprised of Tiffin Motorhomes, Vanleigh RV and a number of related supply entities for approximately $300 million. The financial results of the Tiffin Group since the December 18, 2020 acquisition date are included in THOR's Condensed Consolidated Statements of Income and Comprehensive Income. During this period, the Tiffin Group recorded net sales of $82.4 million and the results of operations were not material.

ELKHART, Ind., March 9, 2021 /PRNewswire/ -- THOR Industries, Inc. (NYSE: THO) today announced record results for the second fiscal quarter ended January 31, 2021.

"In our quarter ended January 31, 2021, we delivered record results for a fiscal second quarter, which is typically our lowest sales quarter. We generated sizeable growth in the key metrics of net sales, gross margin and earnings per share. Demand for our products continued to be extremely strong, as evidenced by the increase in our backlog, which set a record of $10.81 billion as of January 31, 2021," said Bob Martin, President and CEO of THOR Industries.

"We are aggressively working to meet this demand by selectively and strategically expanding production capacity at numerous plants by reconfiguring them or adding additional production lines and the requisite inventory while managing through temporary supply chain limitations. In addition, we have increased production levels across the vast majority of our plants. We are focused on balancing volume with quality output and being mindful not to over expand our production capabilities," added Martin.

Second-Quarter Financial Results

Second-quarter net sales were $2.73 billion, compared to $2.00 billion in the second quarter of fiscal 2020. This year's second quarter net sales include $1.37 billion for the North American Towable RV segment, $577.0 million for the North American Motorized RV segment and $733.5 million for the European RV segment.

Consolidated gross profit margin increased 240 basis points to 15.2% for the second quarter of fiscal 2021, compared to 12.8% in the corresponding period a year ago. The increase in the consolidated gross profit percentage was primarily due to the impact of the increase in net sales in the current-year period compared to the prior-year period and gross margin cost percentage improvements noted below, partially offset by the negative impact of $4.3 million related to the step-up in assigned value of recently acquired Tiffin Group inventory included in cost of products sold during the current-year period.

Net income attributable to THOR and diluted earnings per share for the second quarter of fiscal 2021 were $132.5 million and $2.38, respectively, compared to net income attributable to THOR and diluted earnings per share of $28.7 million and $0.52, respectively, in the prior-year period.

The Company's effective income tax rate for the second quarter of fiscal 2021 was 20.0% compared with 22.5% for the second quarter of fiscal 2020. The primary driver of the decrease in the effective tax rate between comparable periods was certain favorable foreign return-to-provision adjustments recorded in the three months ended January 31, 2021. The Company estimates its effective income tax rate for fiscal 2021 will be between 20% and 23% before consideration of any discrete tax items. The actual effective income tax rate will be dependent upon the mix of foreign and domestic pretax earnings and subject to the impact of foreign currency exchange rates.

Segment Results

North American Towable RVs

  North American Towable RV net sales were $1.37 billion for the second quarter of fiscal 2021, an increase of 39.6% compared to second-quarter net sales of $983.9 million in the prior-year period. The increase was driven primarily by a 36.1% increase in unit shipments. Of the increase in total towable RV net sales, $7.8 million was due to the acquisition of the Tiffin Group on December 18, 2020.
  North American Towable RV gross profit margin improved by 330 basis points to 16.6% for the second quarter of fiscal 2021, compared to 13.3% in the prior-year period. The improvement in gross profit margin for the second quarter was due to the impact of the increase in net towable RV sales and a reduction in sales discounts, which effectively lowered material costs as a percentage of net sales, and favorable warranty experience trends, partially offset by higher labor costs due to the RV labor market conditions in northern Indiana.
  North American Towable RV income before income tax for the second quarter of fiscal 2021 was $147.9 million, compared to $53.4 million in the second quarter last year, driven by the increase in North American towables net sales and the improvement in gross profit margin.
  North American Towable RV backlog increased by $4.31 billion, or 454.1%, to $5.25 billion at January 31, 2021, compared to $948.1 million as of January 31, 2020.

North American Motorized RVs

  North American Motorized RV net sales were $577.0 million for the second quarter of fiscal 2021, an increase of 67.9% compared to second-quarter net sales of $343.7 million in the prior-year period. The increase in motorized net sales for the quarter was driven primarily by a 46.9% increase in unit shipments and a 21.0% increase in the overall net price per unit due to the impact of changes in product mix and price, primarily due to the addition of the higher-priced Tiffin Group product lines, and selective net price increases. Of the increase in total motorized RV net sales, $74.6 million was due to the acquisition of the Tiffin Group on December 18, 2020.
  North American Motorized RV gross profit margin improved by 300 basis points to 13.0% for the second quarter of fiscal 2021, compared to 10.0% in the prior-year period. The improvement in gross profit margin for the second quarter was due to the impact of the increase in net motorized RV sales and a reduction in sales discounts, which effectively lowered material costs as a percentage of net sales, and favorable warranty experience trends, partially offset by higher labor costs due to the RV labor market conditions in northern Indiana and the negative impact of $3.9 million related to the step-up in assigned value of recently acquired Tiffin Motorhome inventory that was included in cost of products sold during the current-year period.
  North American Motorized RV income before income tax for the second quarter of fiscal 2021 increased to $43.4 million compared to $14.9 million a year ago, driven by the increase in North American motorized net sales and the improvement in gross profit margin.
  North American Motorized RV backlog increased by $2.13 billion, or 271.8% to $2.92 billion at January 31, 2021, compared to $784.4 million as of January 31, 2020.

European RVs

  European RV net sales increased by 15.1% to $733.5 million for the second quarter of fiscal 2021, compared to $637.1 million in the prior-year period. The increase in total European recreational vehicle net sales for the second quarter of fiscal 2021 resulted from an increase in unit shipments and an increase in the overall net price per unit due to the impact of changes in product mix and price. This increase includes the current heightened European market demand for the Campervan product line, partially offset by the impact of current chassis supply constraints on the Motorcaravan product line and COVID-19 related impact on production and delivery of Caravan units in the United Kingdom. $58.0 million, or 9.1% of the 15.1% net sales increase is due to the increase in foreign exchange rates since the prior-year period.
  European RV gross profit margin was 12.9% of net sales for the second quarter compared to 12.5% in the prior-year period. The increase in gross profit margin is primarily due to slight reductions in both the labor and warranty cost percentages.
  European RV net income before income tax for the second quarter of fiscal 2021 was $10.2 million, compared to net income before income tax of $4.7 million during the second quarter of fiscal 2020. The change was driven primarily by the increase in European recreational vehicle net sales.
  European RV backlog increased by $1.50 billion, or 131.5%, to $2.64 billion as of January 31, 2021, compared to $1.14 billion as of January 31, 2020.

"Our continued improvement in financial performance demonstrates our ability to effectively and efficiently ramp up production volumes in response to surging demand while managing our expenses to achieve improved margins and net income in an unusually complex operating environment," said Colleen Zuhl, THOR's Senior Vice President and Chief Financial Officer.

"Historically, our cash flow is seasonal, as we use cash to build inventory during our first and second fiscal quarters in preparation for the typical increase in demand for our products during the second half of the fiscal year. Net cash used by operating activities for the first half of fiscal 2021 was $88.6 million compared to cash provided by operating activities of $5.3 million in the first half of fiscal 2020. This year, at January 31, 2021, we have the added complexity of carrying additional chassis and other inventory due to new product introductions, increased production, and higher work-in-process levels due to ongoing supply chain constraints. We expect overall working capital levels to remain elevated given the strong market demand, but expect our work-in-process inventory to approach more normalized levels during the second half of the fiscal year.

"We continue to have strong liquidity with $183.6 million of cash and cash equivalents as of January 31, 2021, and approximately $507.0 million available for borrowing under our ABL. At January 31, 2021, we had borrowings outstanding on our ABL of $213.6 million, which consisted of $165.0 million borrowed in connection with the Tiffin Group acquisition and the remainder utilized for European working capital. Subsequent to the end of our second fiscal quarter, we paid $47.1 million on the outstanding ABL balance. We expect to repay all of the borrowings under the ABL by the end of our fiscal year.

"Our cash utilization priorities remain consistent with our historical priorities, namely, investing in our businesses, paying our dividends, further reducing our acquisition-related debt obligations and funding strategic acquisition opportunities to enhance long-term shareholder value. Regarding investing in our business, we expect our total capital expenditures for the full year of fiscal 2021 to be approximately $150 million, reflecting the increased demand for our products in the marketplace which is driving near-term investments in production capacity expansion and reflecting investments in long-term initiatives that we expect will result in growth and market share gains for THOR over time," concluded Zuhl.

Q2 Summary

"Throughout the quarter we continued to focus first on the health of our employees. We continue to maintain robust COVID-19 protocols and will continue to do so for as long as necessary for the benefit of our employees, their families and the communities in which we work and live. Our management teams throughout the THOR organization continue to do an amazing job of managing safety protocols while increasing production volumes needed to meet dealer demand for our family of products and working through ongoing supply chain constraints. Our record financial results are a direct outcome of the efforts of our global team members, and I am proud of what the team accomplished during the first half of the fiscal year for THOR," said Bob Martin.

"During the quarter, we also acquired the Tiffin Group, comprised of Tiffin Motorhomes, Vanleigh RV and a number of related supply entities. This acquisition is in direct alignment with THOR's long-term strategic growth plan. The Tiffin Group brings great people, great products, and great potential for further growth and geographical expansion to THOR and we are thrilled to have them on our team," added Martin.

Outlook

"Our outlook for the remainder of our fiscal year is for continued strength in the RV industry, but we still must manage through temporary supply chain issues which may limit the level to which we can increase output in the near term. We experienced delays in chassis deliveries and other supply chain constraints from our European suppliers during the first half of our fiscal year primarily due to pandemic related challenges, and we anticipate these challenges will continue for the next few quarters. Within North America, we also continue to experience supply constraints and shortages of various RV component parts due to pandemic-related challenges, and the recent harsh weather conditions in the southern United States which has impacted the availability of certain petroleum-based components. We anticipate these supply chain challenges will continue to impact us in the near term and are cautiously optimistic that these constraints will lessen in the back half of calendar 2021," continued Martin.

"In the near-term, which we define as the remainder of calendar 2021, we see demand for our products outpacing supply. Our backlog is at record levels and is continuing to grow. To manage this growth, we are strategically investing in our business to increase production capacity while enhancing our quality processes.

"In calendar 2022, we expect to transition from shipping product to meet immediate end customer demand to a dealer restocking cycle. During this stage, we expect to be shipping product that will rebuild dealer inventories to more historically normal levels. Many dealers in both North America and Europe are currently significantly below historical inventory levels in relation to historical demand, so we expect this restocking cycle will take a number of quarters to complete, given that we still anticipate strong end customer demand in calendar 2022. In the longer-term, which we define as late calendar 2022 and beyond, we expect to get back to a more normal ordering cycle where dealers order to replenish sold stock.

"The tangible evidence supporting our outlook and the continued expansion of the industry beyond the pandemic include a number of items. First, Millennials, a market bigger than the baby boomers, are buying RVs earlier than previous generations. Historically, consumers that enjoy the RV lifestyle trade in, and often up, every 3 to 5 years. Next, work from home means work from anywhere, including in your RV. We are seeing the pandemic work-at-home trend turning into a lifestyle choice as more and more people choose RVs as their mobile office.

"Ongoing dealer consolidation also demonstrates a positive long-term outlook from the large dealers. Dealers are investing heavily in additional service centers and destination show rooms, all to support the current and anticipated larger end-consumer base.

"Significant investments are also being made in outdoor camping facilities, RV rental and RV sharing companies, and RV booking sites, again to support the increasing number of RVers now and in the years to come. Notably, the Great America Outdoors Act was recently approved by Congress. This Act enables federal land managers to take aggressive steps to address deferred maintenance and other infrastructure projects on national forests and grasslands. With enhanced opportunities to visit and camp on National parks and forests, we anticipate further demand from consumers for RVs.

"These are just a few of the factors that we believe will drive THOR's RV sales, and growth in the RV industry, in the long term. We also believe that investments we are making in innovation will motivate the users of our products to trade-in or trade-up on a regular cadence.

"Just last week, the RVIA issued their updated 2021 forecast which projects total North American wholesale RV shipments will grow by approximately 24% in calendar 2021, to approximately 533,400 units compared to 430,412 units in calendar 2020. We concur with this forecast and believe there is potential upside to RVIA's numbers based on current conditions. Consumers continue to show that they appreciate the value proposition RVs offer – affordability, a vacation in a controlled environment, freedom, and outdoor fun. The desire by consumers to control their own destiny and have safer, socially distanced vacation activities has only added to the demand for RVs," concluded Martin.

Supplemental Earnings Release Materials

THOR has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com.

About THOR Industries, Inc.

THOR is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the COVID-19 pandemic, along with the responses to contain the spread of the virus by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, our labor force, our production or other aspects of our business and which may have a negative impact on our consolidated results of operations, financial position, cash flows and liquidity; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply constraints; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and, specifically, on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2021 and in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2021 AND 2020
($000's except share and per share data) (Unaudited)

	Three Months Ended January 31,				Six Months Ended January 31,
	2021	% Net Sales (1)	2020	% Net Sales (1)	2021	% Net Sales (1)	2020	% Net Sales (1)

Net sales	$2,727,788		$2,003,133		$5,265,148		$4,161,918

Gross profit	$414,877	15.2%	$256,406	12.8%	$793,729	15.1%	$565,217	13.6%

Selling, general and administrative expenses	206,189	7.6%	162,357	8.1%	387,952	7.4%	350,821	8.4%

Amortization of intangible assets	29,203	1.1%	24,273	1.2%	56,630	1.1%	48,566	1.2%

Impairment charges	—	—%	10,057	0.5%	—	—%	10,057	0.2%

Interest expense, net	23,962	0.9%	26,260	1.3%	47,920	0.9%	53,310	1.3%

Other income, net	8,436	0.3%	1,404	0.1%	9,051	0.2%	1,034	—%

Income before income taxes	163,959	6.0%	34,863	1.7%	310,278	5.9%	103,497	2.5%

Income taxes	32,769	1.2%	7,837	0.4%	63,449	1.2%	24,626	0.6%

Net income	131,190	4.8%	27,026	1.3%	246,829	4.7%	78,871	1.9%

Less: net income (loss) attributable to non-controlling interests	(1,334)	—%	(1,647)	(0.1)%	548	—%	(867)	—%

Net income attributable to THOR Industries, Inc.	$132,524	4.9%	$28,673	1.4%	$246,281	4.7%	$79,738	1.9%

Earnings per common share
Basic	$2.39		$0.52		$4.45		$1.45
Diluted	$2.38		$0.52		$4.43		$1.44

Weighted-avg. common shares outstanding – basic	55,366,241		55,198,756		55,302,203		55,146,915
Weighted-avg. common shares outstanding – diluted	55,568,667		55,396,116		55,561,675		55,310,385

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000) (Unaudited)

	January 31, 2021	July 31, 2020		January 31, 2021	July 31, 2020
Cash and equivalents	$186,547	$541,363	Current liabilities	$1,672,407	$1,515,281
Accounts receivable, net	943,966	814,227	Long-term debt	1,821,522	1,652,831
Inventories, net	1,300,185	716,305	Other long-term liabilities	278,906	257,779
Prepaid expenses and other	64,851	30,382	Stockholders' equity	2,596,711	2,345,569
Total current assets	2,495,549	2,102,277
Property, plant & equipment, net	1,132,722	1,107,649
Goodwill	1,581,990	1,476,541
Amortizable intangible assets, net	1,009,431	914,724
Deferred income taxes and other, net	149,854	170,269
Total	$6,369,546	$5,771,460		$6,369,546	$5,771,460

Contact
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912